Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2007

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter 2007 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 120-year-old IBERIABANK (http://www.iberiabank.com), announced earnings of $9.2 million for the quarter ended March 31, 2007, up 14% compared to the same period in 2006. The Company reported fully diluted earnings per share (“EPS”) of $0.76 for the first quarter of 2007, down 7% compared to $0.81 in the same quarter of 2006. The reported EPS of $0.76 included one-time merger related costs and the impact of recent accounting changes, which management has consistently excluded from its annual EPS guidance. The Company incurred in the first quarter of 2007 merger-related costs totaling $1.3 million on a pre-tax basis and the cost of carrying merger-related financing, the aggregate negative impact of which was $0.08 per fully diluted share on an after-tax basis. In addition, the Company incurred $0.3 million in pre-tax expense associated with SFAS 133 and SFAS 123R, or $0.02 per share on an after-tax basis. Excluding these merger-related costs and changes in accounting treatment, the adjusted EPS figure was $0.86. The consensus analyst EPS estimate for the first quarter of 2007 for the Company was $0.87 as reported by First Call.

The Company’s results were significantly affected by five primary factors. First, the acquisition of Pulaski Investment Corporation, the $500 million holding company for Pulaski Bank and Trust Company based in Little Rock, Arkansas (“Pulaski”), which was completed after the close of business on January 31, 2007. The following morning, the Company completed the acquisition of Pocahontas Bancorp, Inc. (“Pocahontas”), the holding company for First Community Bank based in Jonesboro, Arkansas (“First Community”) with total assets of approximately $723 million. The financial results for the first quarter of 2007 incorporate the impact of these acquisitions for only two months. Second, limited anticipated synergistic benefits were realized during the first quarter, due to the timing of the conversions of branch and operating systems. The conversion of Pulaski’s operating systems and branches was completed on March 18, 2007. The system and branch operating conversion for First Community was completed on April 22, 2007. While anticipated aggregate acquisition cost savings are consistent with initial estimates, the phasing in of the savings resulted in a significant drag on earnings during the first quarter. Third, the Company incurred one-time merger related costs in the first quarter of 2007. As stated above these merger related costs had a negative $0.08 impact on EPS on an after tax basis. Fourth, the first quarter of 2007 had two less calendar days than the preceding quarter. The incremental impact of two less calendar days decreased pre-tax revenues approximately $0.2 million, or about a $0.02 after-tax negative EPS impact. Finally, the acquisition of Pulaski introduced significant seasonal influences to the Company’s earnings stream during the first quarter of 2007 associated with two business units—mortgage banking and title insurance.

The following table provides a non-GAAP reconciliation of net income and fully diluted earnings per share adjusting for the one-time merger related costs that were incurred in the most recent three quarters and the estimated financial impact of the acquisitions. Management believes this non-GAAP table provides a useful measure of operating earnings trends due to the nonrecurring nature of the one-time merger related costs.

Non-GAAP Pro Forma Net Income And EPS	4Q 2006	1Q 2007
(After-tax; Dollars in thousands)
Net Income Excluding Acquisitions (Legacy IBKC)	$9,024	$8,503
One-Time Merger Related Costs	(109)	(873)
Estimated Pulaski/Pocahontas Net Income Impact	—	1,525

Net Income As Reported	$8,915	$9,155

(After-tax; Per share basis)
EPS Excluding Acquisitions (Legacy IBKC)	$0.91	$0.86
Fully Diluted EPS As Reported	$0.87	$0.76

Highlights For The Quarter Ended March 31, 2007

•

Loans. Average loans increased $545 million, or 25%, between the fourth quarter of 2006 and first quarter of 2007 (a “linked quarter basis.”) On a period-end basis, loans increased $801 million, or 36%, between December 31, 2006 and March 31, 2007.

•	Deposits. Average deposits climbed $699 million, or 29%, on a linked quarter basis. Period-end deposits increased $1.1 billion, or 44%, between December 31, 2006 and March 31, 2007.

•

Asset Quality. Annualized net charge-offs equated to 0.03% of average loans in the first quarter of 2007, compared to 0.01% or 0.02% in each of the four preceding quarters in 2006. Total nonperforming assets (“NPAs”) increased to 0.42% of total assets at March 31, 2007, compared to 0.16% at December 31, 2006. Excluding the acquisitions that were completed during the first quarter of 2007, the NPA ratio was 0.18%, or an increase of 2 basis points.

•

Branches. The Company opened traditional branch offices in Covington, Louisiana and Highland Road in Baton Rouge, Louisiana during the first quarter of 2007. A total of 12 new branch offices have been opened under the Company’s branch expansion initiative. The estimated net after-tax cost of the branch expansion initiative was $0.05 per diluted share in the first quarter of 2007, compared to $0.06 per diluted share in the fourth quarter of 2006, and in line with prior estimates. Total loans in these branches were $38 million at March 31, 2007, up 15% compared to year-end 2006. Similarly, aggregate deposits in these branches totaled $60 million at March 31, 2007, up 27% compared to year-end 2006.

Balance Sheet And Yields

Total assets climbed to $4.6 billion, loans were $3.0 billion, deposits were $3.5 billion, and shareholders’ equity was $472 million at March 31, 2007; increases of 43%, 36%, 44%, and 48%, respectively, compared to December 31, 2006.

Total loan growth increased $801 million, or 36%, compared to year-end 2006. Excluding the acquisitions, the comparable figures were $37 million, or 2%, growth since year-end 2006. On this organic growth basis, commercial loans climbed $18 million, or 1%, consumer loans increased $5 million, or 1%, residential mortgage loans increased $14 million, or 3%. The loan mix remained relatively unchanged after the acquisitions. The Company’s loans-to-deposits ratio declined from 92.2% at year-end 2006 to 86.9% at March 31, 2007.

Period-End Loan Volumes And Mix ($ in thousands)

Loans	12/31/06	3/31/07			12/31/06	3/31/07
	IBKC Legacy	IBKC Legacy	Acquired Entities	Total Reported	IBKC Legacy	IBKC Legacy	Acquired Entities	Total Reported
Commercial	$1,211,099	$1,229,238	$459,119	$1,688,357	54%	54%	60%	55%
Consumer	546,033	551,469	225,603	777,072	25%	24%	30%	26%
Mortgage	476,870	490,670	79,027	569,697	21%	22%	10%	19%

Total Loans	$2,234,002	$2,271,377	$763,749	$3,035,126	100%	100%	100%	100%

Growth		2%	34%	36%

Construction loans accounted for only 2% of total loans at March 31, 2007, unchanged compared to year-end 2006. The reported yield on average loans increased 23 basis points on a linked quarter basis to 6.82%. Excluding the impact of the acquisitions, the average loan yield in the first quarter was 6.60%, up 14 basis points on a linked quarter basis.

Average investment portfolio volume increased $141 million, or 23%, on a linked quarter basis to $759 million at March 31, 2007. The investment portfolio equated to 19% of total assets at March 31, 2007, compared to 18% at December 31, 2006. The Company’s investment portfolio lengthened during the quarter. At March 31, 2007, the portfolio had a modified duration of 2.9 years, compared to 2.6 years at December 31, 2006. The Company’s investment portfolio had very limited extension risk. At current projected speeds and other assumptions, the portfolio is expected to generate approximately $348 million in cash flows, or about 41% of the portfolio, over the next 24 months. The portfolio had an unrealized loss of approximately $3 million at March 31, 2007, compared to an unrealized loss of approximately $5 million at December 31, 2006 and a loss of approximately $10 million at March 31, 2006. The average yield on investment securities increased 23 basis points on a linked quarter basis. The average earning asset yield, excluding the acquisitions, increased 16 basis points on a linked quarter basis to 6.35% in the first quarter of 2007.

Period-End Deposit Volumes And Mix ($ in thousands)

Deposits	12/31/06	3/31/07			12/31/06	3/31/07
	IBKC Legacy	IBKC Legacy	Acquired Entities	Total Reported	IBKC Legacy	IBKC Legacy	Acquired Entities	Total Reported
Noninterest	$354,961	$359,407	$111,360	$470,767	15%	14%	11%	14%
NOW Accounts	628,541	656,664	197,250	853,914	26%	27%	19%	24%
Savings/MMkt	588,202	597,368	172,171	769,539	24%	24%	17%	22%
Time Deposits	850,878	852,674	545,300	1,397,974	35%	35%	53%	40%

Total Loans	$2,422,582	$2,466,113	$1,026,081	$3,492,194	100%	100%	100%	100%

Growth		2%	42%	44%

Total deposits increased $1.1 billion, or 44%, compared to year-end 2006. Excluding the acquisitions, the comparable figures were $44 million growth, or 2%, since year-end 2006. On this organic growth basis, noninterest bearing deposits increased $4 million, or 1%, and interest bearing deposits increased $39 million, or 2%. The deposit mix changed slightly since year-end, due to the mix of deposits acquired in association with the acquisitions. The cost of interest bearing liabilities in the first quarter of 2007 was 3.72%, an increase of 24 basis points on a linked quarter basis. Excluding the acquisitions, the cost of interest bearing liabilities was 3.57% in the first quarter of 2007, up nine basis points on a linked quarter basis.

Operating Results

Tax-equivalent net interest income increased $5.3 million, or 23% on a linked quarter basis. The tax-equivalent margin declined five basis points on a linked quarter basis, to 3.15% in the first quarter of 2007. Excluding the acquisitions, the margin improved five basis points on a linked quarter basis to 3.25% in the first quarter of 2007.

Average Yields/Cost (Taxable Equivalent Basis)

	4Q06	First Quarter 2007
	IBKC Legacy	IBKC Legacy	Pulaski	Pocahontas	Total Consolidated
Earning Asset Yield	6.20%	6.35%	7.12%	6.64%	6.44%
Interest Bearing Liability Cost	3.48%	3.57%	4.32%	3.89%	3.72%

Net Interest Spread	2.72%	2.78%	2.80%	2.75%	2.72%

Net Interest Margin	3.20%	3.25%	3.31%	2.83%	3.15%

Noninterest income in the first quarter of 2007 increased $9.6 million, or 206%, on a linked quarter basis due primarily to the acquisitions and losses incurred in the fourth quarter of 2006 on the sale of investments and loans. The Pulaski acquisition included significant mortgage and title insurance operations. Excluding the acquisitions and the losses incurred in the fourth quarter of 2006, noninterest income improved $0.7 million, or 10%, on a linked quarter basis. The Company received proceeds of a bank owned life insurance policy that accounted for the majority of the increase.

Noninterest expense in the first quarter of 2007 increased $10.5 million, or 55%, on a linked quarter basis due primarily to the acquisitions. The Company incurred $1.3 million in one-time merger related costs during the first quarter of 2007 (the majority of which is accounted for in the line item “Other Noninterest Expense”), compared to $0.2 million in the fourth quarter of 2006. Excluding one-time merger related costs and the acquisitions, noninterest expense increased $1.8 million, or 10%, on a linked quarter basis. On this basis, employee compensation accounted for one-half of the increase, and the remainder was due to increased hospitalization costs, FICA tax restart, and other benefit costs. The Company has significantly accelerated cost savings efforts since completion of the acquisition conversions, the synergistic benefits of which will materialize in the second quarter of 2007 and beyond.

Net income in the first quarter of 2007 totaled $9.2 million, up from $8.0 million, or 14%, compared to one year ago and up 3% on a linked quarter basis. Return on average assets (“ROA”) was 0.91% for the first quarter of 2007. Similarly, return on average equity (“ROE”) was 8.88%, and return on average tangible equity was 16.40%.

Seasonal Influence On Quarterly Operating Results

The acquisition of Pulaski Mortgage Company and Lenders Title Company, Pulaski subsidiaries, introduced a seasonal influence to the Company’s operating results. Historically, these businesses experienced minimal earnings in the first and fourth quarters in the calendar year, with a dramatic spike in the second quarter of the calendar year (and to a lesser degree in the third quarter). Based on current projections and pipeline statistics, the Company anticipates an increase in pre-tax income in the second quarter of 2007 of approximately $1.0 million, or $0.05 per fully diluted share on an after-tax basis, associated with underlying seasonal nature of these two businesses.

Acquisition Update

At the times the pending acquisitions were announced, the Company anticipated aggregate one-time merger related costs of $18 million, on a pre-tax basis, in association with the two acquisitions. In the quarter ended March 31, 2007, the Company reported $1.3 million in pre-tax one-time merger related costs ($0.07 per fully diluted share on an after-tax basis). In addition, the Company recorded carrying costs associated with trust preferred and equity financing issued in advance of the Pulaski acquisition equal to $0.01 per fully diluted share (on an after-tax basis) during the quarter ended March 31, 2007. The Company anticipates the balance of projected one-time merger related costs will be incurred in the second quarter of 2007. A portion of the remaining merger-related costs will be capitalized.

Estimated revenue enhancements and cost savings projected to result from the acquisitions are expected to remain close to management’s initial projections, though the timing of these benefits will be later than initially expected. As a result of delays in the acquisition funding and the approval process, the anticipated closing and conversion dates were later than initially projected. This, in combination with management’s deliberate effort to ensure minimal client disruption and a coordinated conversion process, has resulted in the recognition of synergistic benefits at a slower pace than originally projected. Expected synergies are projected to be fully realized by the fourth quarter of 2007 and to be on pace with original projections. Based on actions specifically identified, examples of projected annualized pre-tax financial improvements include $5.8 million in personnel-related savings, $0.7 million in savings on terminated contracts, $1.7 million in revenue improvements, and other benefits. The Company estimates a minimum positive impact of $0.22 on 2007 EPS, primarily in the two final quarters of the year.

The operating system and branch conversions for Pulaski were completed over the weekend of March 17-18, 2007. Similarly, the operating system and branch conversions for First Community were completed over the weekend of April 21-22, 2007. The two entities were merged on April 22, 2007. The combined financial institution is a federal stock savings bank headquartered in Little Rock, Arkansas and operating under the corporate title of “Pulaski Bank and Trust Company.”

Lenders Title Company, formerly a subsidiary of Pulaski Bank and Trust Company, became a direct subsidiary of IBERIABANK Corporation on April 19, 2007. United Title of Louisiana, Inc. was acquired by IBERIABANK Corporation on April 2, 2007. Terms of the acquisition were not disclosed. United Title, with 10 offices in Louisiana, will become a subsidiary of Lenders Title Company.

EPS Expectations For 2007

On October 17, 2006, the Company stated its expectations for the full year 2007 EPS to be in the range of $4.00 to $4.15, excluding the impact of merger-related costs (including the additional cost of carrying financing incurred in advance of completion of the acquisitions), and changes in accounting treatment. As a result of delayed synergistic benefits of the acquisitions and a detailed review of financial information after completion of the acquisitions, the Company modified its current full year 2007 earnings expectations to be $3.85 to $3.90 per fully diluted share, excluding merger-related costs and changes in accounting treatment.

The EPS comfort ranges provided today are based on management’s current information, estimates and assumptions. Major assumptions are the projected shape of the yield curve in 2007 as indicated in forward interest rate curves and the synergistic benefits of the recent acquisitions.

Asset Quality

The Company believes that its asset quality continues to be very strong. The Company reported net charge-offs totaling $196,000 in the first quarter of 2007 compared to $85,000 in the fourth quarter of

2006 and $76,000 in the third quarter of 2006. The ratio of net charge-offs to average loans was 0.03% in the first quarter of 2007, compared to 0.01% or 0.02% in each the preceding four quarters of 2006.

The Company believes that it uses a conservative definition of nonperforming assets (“NPAs”.) The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and other real estate owned. NPAs amounted to $19.3 million at March 31, 2007 equal to 0.42% of total assets compared to $5.0 million, and 0.16% of total assets, at December 31, 2006. The acquired entities accounted for $13.5 million of the $14.3 million increase in NPAs during the first quarter of 2007. Loans past due 30 days or more (including nonaccruing loans) represented 1.16% of total loans, up compared to 0.37% at year-end 2006. Various segments of the Company’s loan portfolio demonstrated low levels of loans past due 30 days or more, including indirect automobile (0.66% of loans), consumer (0.71%), business banking (0.05%), mortgage (1.40%), and commercial (1.84%).

In the first quarter of 2007, the Company recorded a provision for loan losses totaling $0.2 million, compared to a $3.9 million negative provision during the fourth quarter of 2006 and a $2.4 million negative provision in the third quarter of 2006. The allowance for loan losses was 1.28% at March 31, 2007, compared to 1.34% at December 31, 2006 and 1.56% at September 30, 2006. Loan loss reserve coverage of nonperforming loans and nonperforming assets at March 31, 2007 was 2.4 times and 2.0 times, respectively. The Company folded all remaining loan loss reserves associated with Katrina-related credits into the Company’s general loan loss reserves at year-end 2006.

Capital Position

In October 2006, the Company issued $15 million in trust preferred securities. The following month, the Company issued and sold in a private placement to certain institutional and other accredited investors 576,923 shares of common stock, for a total purchase price of $30 million. The purpose of the trust preferred securities offering and the private placement was to provide funding for the pending Pulaski acquisition which was completed on February 1, 2007. The Company considers the carrying costs associated with these financings in advance of completion of the acquisitions to be merger-related costs. The issuance of the trust preferred securities and common equity negatively impacted first quarter 2007 EPS by approximately $0.01 on an after-tax basis.

Average shareholders’ equity increased $120 million, or 40%, on a linked quarter basis. At December 31, 2006, the Company’s equity-to-assets ratio was 10.31% compared to 9.98% at year-end 2006 and 9.00% at September 30, 2006. Book value per share increased $5.58, or 18%, during the quarter to $36.65 at March 31, 2007. Tangible book value per share decreased $4.18, or 20%, during the quarter to $17.25.

Tier 1 leverage ratio was 7.80% at March 31, 2007 compared to 9.01% at December 31, 2006 (which was after the trust preferred and equity issuances were completed, but before the acquisitions were completed), and 7.63% at September 30, 2006 (which was prior to the trust preferred and equity issuances).

On May 4, 2005, the Board of Directors of the Company authorized the repurchase of up to 375,000 shares (after adjusting for the five-for-four stock split in August 2005) Approximately 17,000 shares remain to be purchased as authorized under that repurchase program. To date, shares purchased under that program had a weighted average price of $51.50 on a split-adjusted basis.

Historical Share Repurchase Program Summary

	Date		Months to Complete	Authorized Volume		Average Cost
Repurchase Program	Announced	Completed		Pre-Split	Post-Split	Pre-Split	Post-Split
Feb. 2000 Program	2/17/00	12/11/00	10	300,000	375,000	$17.87	$14.30
Dec. 2000 Program	12/21/00	12/17/01	12	300,000	375,000	$28.05	$22.44
Dec. 2001 Program	12/18/01	12/2/02	11	300,000	375,000	$37.77	$30.22
Nov. 2002 Program	11/18/02	9/2/03	9	130,000	162,500	$43.87	$35.10
Sep. 2003 Program	9/17/03	6/24/04	9	300,000	375,000	$58.05	$46.44
Jun. 2004 Program	6/25/04	5/4/05	10	175,000	281,750	$59.04	$47.23
May 2005 Program	5/4/05	—	—	286,360	357,950	$64.38	$51.50
Remaining To Be Completed				13,640	17,050

Current Authorized Program				300,000	375,000

Grand Total				1,791,360	2,239,200	$42.98	$34.38

On April 25, 2007, the Board of Directors of the Company authorized a new share repurchase program upon completion of the prior program. The new program authorizes the repurchase of up to 300,000 shares of the Company’s outstanding common stock, or approximately 2.3% of total shares outstanding. Stock repurchases under this new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. The Company currently anticipates the new share repurchase program shall be completed within approximately one year.

On March 21, 2007, the Company declared a quarterly cash dividend of $0.32 per share, an increase of 14% compared to the same quarter last year. This dividend level equated to an annualized dividend rate of $1.28 per share and an indicated dividend yield of 2.44%, based on the closing stock price of the Company on April 25, 2007 of $52.44 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 13.5 times current consensus analyst estimates of $3.89 per fully diluted EPS for 2007 and 11.7 times the average analyst 2008 estimate of $4.49. This price also equates to 1.43 times March 31, 2007 book value per share of $36.65.

IBERIABANK Corporation is a multi-bank financial holding company with 81 bank branch offices in Louisiana, Arkansas, Tennessee, and Oklahoma, 28 mortgage offices in eight states, and 32 title insurance offices in Arkansas and Louisiana. The Company’s common stock trades on the Nasdaq Global Market under the symbol “IBKC” and the Company’s market capitalization is approximately $675 million.

The following investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC
•	FTN Midwest Securities Corp.
•	Keefe, Bruyette & Woods
•	Sidoti & Company
•	Stanford Group Company
•	Stephens, Inc.
•	Sterne, Agee & Leach
•	Stifel Nicolaus & Company
•	SunTrust Robinson-Humphrey
•	Howe Barnes Hoefer & Arnett, Inc.
•	Robert W. Baird & Company

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, April 26, 2007, beginning at 8:00 a.m. Central Time by dialing 1-888-428-4480. The confirmation code for the call is 868072. A replay of the call will be available until midnight Central Time on May 3, 2007 by dialing 1-800-475-6701. The confirmation code for the replay is 868072.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, sufficiency of our allowance for loan losses, changes in interest rates, reliance on the services of executive management, competition for loans, deposits and investment dollars; changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. Other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of April 25, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2007	2006	% Change	2006	% Change
Income Data (in thousands):
Net Interest Income	$27,610	$22,420	23%	$22,421	23%
Net Interest Income (TE) (1)	28,719	23,279	23%	23,390	23%
Net Income	9,155	8,046	14%	8,915	3%

Per Share Data:
Net Income—Basic	$0.79	$0.87	(9%)	$0.93	(15%)
Net Income—Diluted	0.76	0.81	(7%)	0.87	(13%)
Book Value	36.65	27.70	32%	31.07	18%
Tangible Book Value (2)	17.25	17.35	(1%)	21.43	(20%)
Cash Dividends	0.32	0.28	14%	0.32	—

Number of Shares Outstanding:
Basic Shares (Average)	11,556,653	9,292,156	24%	9,618,665	20%
Diluted Shares (Average)	12,084,051	9,884,303	22%	10,214,019	18%
Book Value Shares (Period End) (3)	12,886,128	9,692,824	33%	10,286,431	25%

Key Ratios: (4)
Return on Average Assets	0.91%	1.13%		1.12%
Return on Average Equity	8.88%	12.17%		11.86%
Return on Average Tangible Equity (2)	16.40%	19.92%		18.15%
Net Interest Margin (TE) (1)	3.15%	3.53%		3.20%
Efficiency Ratio	70.5%	59.7%		70.0%
Tangible Efficiency Ratio (TE) (1) (2)	66.2%	56.4%		66.0%
Average Loans to Average Deposits	88.5%	84.6%		91.6%
Nonperforming Assets to Total Assets (5)	0.42%	0.23%		0.16%
Allowance for Loan Losses to Loans	1.28%	1.97%		1.34%
Net Charge-offs to Average Loans	0.03%	0.02%		0.02%
Average Equity to Average Total Assets	10.26%	9.28%		9.47%
Tier 1 Leverage Ratio	7.80%	7.59%		9.01%
Dividend Payout Ratio	45.0%	33.7%		36.9%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.

(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.

(4)	All ratios are calculated on an annualized basis for the period indicated.

(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	March 31,			December 31, 2006
BALANCE SHEET (End of Period)	2007	2006	% Change
ASSETS
Cash and Due From Banks	$128,688	$50,981	152.4%	$51,078
Interest-bearing Deposits in Banks	19,315	19,012	1.6%	33,827

Total Cash and Equivalents	148,003	69,993	111.5%	84,905
Investment Securities Available for Sale	778,997	640,445	21.6%	558,832
Investment Securities Held to Maturity	61,751	28,479	116.8%	22,520

Total Investment Securities	840,748	668,924	25.7%	581,352
Mortgage Loans Held for Sale	84,125	13,057	544.3%	54,273
Loans, Net of Unearned Income	3,035,126	1,955,961	55.2%	2,234,002
Allowance for Loan Losses	(38,711)	(38,438)	0.7%	(29,922)

Loans, net	2,996,415	1,917,523	56.3%	2,204,080
Premises and Equipment	123,487	57,961	113.1%	71,007
Goodwill and Other Intangibles	253,526	100,286	152.8%	99,070
Mortgage Servicing Rights	34	80	(58.1%)	42
Other Assets	135,488	98,529	37.5%	108,307

Total Assets	$4,581,826	$2,926,353	56.6%	$3,203,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$470,767	$330,264	42.5%	$354,961
Interest-bearing Deposits	3,021,327	1,995,794	51.4%	2,067,621

Total Deposits	3,492,094	2,326,058	50.1%	2,422,582
Short-term Borrowings	127,839	745	17066.1%	100,000
Securities Sold Under Agreements to Repurchase	122,258	68,274	79.1%	102,605
Long-term Debt	335,417	243,962	37.5%	236,997
Other Liabilities	31,946	18,818	69.8%	21,301

Total Liabilities	4,109,554	2,657,857	54.6%	2,883,485
Total Shareholders’ Equity	472,272	268,496	75.9%	319,551

Total Liabilities and Shareholders’ Equity	$4,581,826	$2,926,353	56.6%	$3,203,036

INCOME STATEMENT	For The Three Months Ended March 31,
	2007	2006	% Change
Interest Income	$57,224	$37,488	52.6%
Interest Expense	29,614	15,068	96.5%

Net Interest Income	27,610	22,420	23.1%
Provision for Loan Losses	211	435	(51.4%)

Net Interest Income After Provision for Loan Losses	27,399	21,985	24.6%
Service Charges	4,021	3,001	34.0%
ATM / Debit Card Fee Income	961	800	20.1%
BOLI Proceeds and Cash Surrender Value Income	1,496	509	194.1%
Gain (Loss) on Sale of Loans, net	2,473	393	529.5%
Title Revenue	2,193	—	—
Broker commissions	1,277	942	35.5%
Other Noninterest Income	1,796	621	189.4%

Total Noninterest Income	14,217	6,266	126.9%
Salaries and Employee Benefits	17,053	9,571	78.2%
Occupancy and Equipment	3,935	2,340	68.2%
Amortization of Acquisition Intangibles	536	290	84.5%
Other Noninterest Expense	7,964	4,913	62.1%

Total Noninterest Expense	29,488	17,114	72.3%
Income Before Income Taxes	12,128	11,137	8.9%
Income Taxes	2,973	3,091	3.8%

Net Income	$9,155	$8,046	13.8%

Earnings Per Share, diluted	$0.76	$0.81	6.9%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
ASSETS
Cash and Due From Banks	$73,357	$49,304	$49,863	$53,353	$59,721
Interest-bearing Deposits in Banks	42,549	18,661	11,415	44,704	53,684
Investment Securities	755,780	608,489	619,057	648,391	616,041
Mortgage Loans Held for Sale	55,660	22,398	17,166	11,691	9,566
Loans, Net of Unearned Income	2,749,325	2,204,048	2,089,350	1,989,875	1,931,788
Allowance for Loan Losses	(34,965)	(33,899)	(35,642)	(38,581)	(38,214)
Other Assets	434,781	279,359	271,198	263,180	254,909

Total Assets	$4,076,487	$3,148,360	$3,022,407	$2,972,613	$2,887,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$410,605	$342,374	$334,453	$331,272	$336,616
Interest-bearing Deposits	2,695,470	2,064,653	2,018,469	2,029,683	1,947,889

Total Deposits	3,106,075	2,407,027	2,352,922	2,360,955	2,284,505
Short-term Borrowings	113,537	77,978	43,101	3,399	751
Securities Sold Under Agreements to Repurchase	110,851	98,216	96,942	76,440	66,371
Long-term Debt	297,614	243,573	238,058	243,462	247,235
Other Liabilities	30,321	23,296	17,240	19,117	20,543

Total Liabilities	3,658,398	2,850,090	2,748,263	2,703,373	2,619,405
Total Shareholders’ Equity	418,089	298,270	274,144	269,240	268,090

Total Liabilities and Shareholders’ Equity	$4,076,487	$3,148,360	$3,022,407	$2,972,613	$2,887,495

	2007	2006
INCOME STATEMENT	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$57,224	$44,266	$43,645	$39,893	$37,488
Interest Expense	29,614	21,845	19,719	17,138	15,068

Net Interest Income	27,610	22,421	23,926	22,755	22,420
Provision for Loan Losses	211	(3,947)	(2,389)	(1,902)	435

Net Interest Income After Provision for Loan Losses	27,399	26,368	26,315	24,657	21,985
Total Noninterest Income	14,217	4,651	7,275	5,258	6,266
Total Noninterest Expense	29,488	18,960	19,591	17,462	17,114

Income Before Income Taxes	12,128	12,059	13,999	12,453	11,137
Income Taxes	2,973	3,144	4,120	3,598	3,091

Net Income	$9,155	$8,915	$9,879	$8,855	$8,046

Earnings Per Share, basic	$0.79	$0.93	$1.06	$0.95	$0.87

Earnings Per Share, diluted	$0.76	$0.87	$0.99	$0.89	$0.81

Book Value Per Share	$36.65	$31.07	$28.90	$27.56	$27.70

Return on Average Assets	0.91%	1.12%	1.30%	1.19%	1.13%
Return on Average Equity	8.88%	11.86%	14.30%	13.19%	12.17%
Return on Average Tangible Equity	16.40%	18.15%	22.90%	21.44%	19.92%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

	March 31,			December 31, 2006
LOANS RECEIVABLE	2007	2006	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$515,425	$433,260	19.0%	$431,585
Construction	$54,272	25,574	112.2%	45,285

Total Residential Mortgage Loans	569,697	458,834	24.2%	476,870
Commercial Loans:
Real Estate	1,163,296	580,128	100.5%	750,051
Business	525,061	393,293	33.5%	461,048

Total Commercial Loans	1,688,357	973,421	73.4%	1,211,099
Consumer Loans:
Indirect Automobile	228,099	227,742	0.2%	228,301
Home Equity	395,645	224,417	76.3%	233,885
Automobile	32,719	22,668	44.3%	24,179
Credit Card Loans	47,411	7,705	515.4%	8,829
Other	73,198	41,174	77.8%	50,839

Total Consumer Loans	777,072	523,706	48.4%	546,033

Total Loans Receivable	3,035,126	1,955,961	55.2%	2,234,002

Allowance for Loan Losses	(38,711)	(38,438)		(29,922)

Loans Receivable, Net	$2,996,415	$1,917,523		$2,204,080

	March 31,			December 31, 2006
ASSET QUALITY DATA	2007	2006	% Change
Nonaccrual Loans	$15,556	$4,596	238.5%	$2,701
Foreclosed Assets	11	95	(88.4%)	8
Other Real Estate Owned	3,340	128	2503.6%	2,000
Accruing Loans More Than 90 Days Past Due	395	1,878	(79.0%)	310

Total Nonperforming Assets (1)	$19,302	$6,697	188.2%	$5,019

Nonperforming Assets to Total Assets (1)	0.42%	0.23%	84.1%	0.16%
Nonperforming Assets to Total Loans and OREO (1)	0.64%	0.34%	85.5%	0.22%
Allowance for Loan Losses to Nonperforming Loans (1)	242.7%	593.8%	(59.1%)	993.7%
Allowance for Loan Losses to Nonperforming Assets (1)	200.6%	573.9%	(65.1%)	596.2%
Allowance for Loan Losses to Total Loans	1.28%	1.97%	(35.1%)	1.34%
Year to Date Charge-offs	$721	$716	0.8%	$2,621
Year to Date Recoveries	$(525)	$(637)	(17.5%)	$(2,264)

Year to Date Net Charge-offs	$196	$79	149.0%	$357

Quarter to Date Net Charge-offs	$196	$79	149.0%	$85

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

	March 31,			December 31, 2006
DEPOSITS	2007	2006	% Change
Noninterest-bearing Demand Accounts	$470,767	$330,264	42.5%	$354,961
NOW Accounts	853,814	637,408	34.0%	628,541
Savings and Money Market Accounts	769,539	573,490	34.2%	588,202
Certificates of Deposit	1,397,974	784,896	78.1%	850,878

Total Deposits	$3,492,094	$2,326,058	50.1%	$2,422,582

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2007		December 31, 2006		March 31, 2006
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$538,731	5.84%	$510,751	5.69%	$461,280	5.43%
Commercial Loans (TE) (1)	1,515,524	6.45%	1,151,288	6.64%	941,036	6.30%
Consumer and Other Loans	695,070	8.41%	542,009	7.34%	529,472	7.03%

Total Loans	2,749,325	6.82%	2,204,048	6.59%	1,931,788	6.29%
Mortgage Loans Held for Sale	55,660	6.07%	22,398	6.46%	9,566	6.39%
Investment Securities (TE) (1)(2)	759,401	5.12%	618,482	4.89%	620,103	4.59%
Other Earning Assets	73,192	5.91%	42,285	4.99%	74,420	4.48%

Total Earning Assets	3,637,578	6.44%	2,887,213	6.20%	2,635,877	5.84%
Allowance for Loan Losses	(34,965)		(33,899)		(38,214)
Nonearning Assets	473,874		295,046		289,832

Total Assets	$4,076,487		$3,148,360		$2,887,495

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$786,518	2.70%	$616,664	2.65%	$611,586	2.15%
Savings and Money Market Accounts	$701,912	2.73%	611,171	2.52%	561,394	1.64%
Certificates of Deposit	$1,207,040	4.53%	836,818	4.22%	774,909	3.43%

Total Interest-bearing Deposits	2,695,470	3.53%	2,064,653	3.25%	1,947,889	2.51%
Short-term Borrowings	224,388	4.12%	176,194	4.03%	67,122	1.86%
Long-term Debt	297,614	5.20%	243,573	5.04%	247,235	4.34%

Total Interest-bearing Liabilities	3,217,472	3.72%	2,484,420	3.48%	2,262,246	2.69%
Noninterest-bearing Demand Deposits	410,605		342,374		336,616
Noninterest-bearing Liabilities	30,321		23,296		20,543

Total Liabilities	3,658,398		2,850,090		2,619,405
Shareholders’ Equity	418,089		298,270		268,090

Total Liabilities and Shareholders’ Equity	$4,076,487		$3,148,360		$2,887,495

Net Interest Spread	$27,610	2.72%	$22,421	2.72%	$22,420	3.15%
Tax-equivalent Benefit	1,109	0.12%	969	0.13%	859	0.13%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$28,719	3.15%	$23,390	3.20%	$23,279	3.53%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	3/31/2007	12/31/2006	3/31/2006
Net Interest Income	$27,610	$22,421	$22,420
Effect of Tax Benefit on Interest Income	1,109	969	859

Net Interest Income (TE) (1)	28,719	23,390	23,279

Noninterest Income	14,217	4,651	6,266
Effect of Tax Benefit on Noninterest Income	805	289	274

Noninterest Income (TE) (1)	15,022	4,940	6,540

Total Revenues (TE) (1)	$43,741	$28,330	$29,819

Total Noninterest Expense	$29,488	$18,960	$17,114
Less Intangible Amortization Expense	(536)	(269)	(290)

Tangible Operating Expense (2)	$28,952	$18,691	$16,824

Return on Average Equity	8.88%	11.86%	12.17%
Effect of Intangibles (2)	7.52%	6.29%	7.75%

Return on Average Tangible Equity (2)	16.40%	18.15%	19.92%

Efficiency Ratio	70.5%	70.0%	59.7%
Effect of Tax Benefit Related to Tax Exempt Income	(3.1%)	(3.1%)	(2.3%)

Efficiency Ratio (TE) (1)	67.4%	66.9%	57.4%
Effect of Amortization of Intangibles	(1.2%)	(0.9%)	(1.0%)

Tangible Efficiency Ratio (TE) (1) (2)	66.2%	66.0%	56.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.

(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.